Execution Version

Fixed-Term Employment Agreement
(this “Agreement”)
between
(1)    Sensata Technologies Germany GmbH, c/o Grant Thornton AG Wirtschaftsprüfungsgesellschaft, Johannstraße 39, 40476 Düsseldorf (the “Company”);
and
(2)    Mr. Stephan von Schuckmann, (the “Executive”; the Executive and the Company together the “Parties”, each a “Party”).
Recitals:
The Company is an indirect German subsidiary of Sensata Technologies Holding plc, a public limited company formed under the laws of England and Wales (“Parent”).
The Board of Directors of Parent (the “Parent Board”) expects that the Executive will make substantial contributions to the success of Sensata Technologies in the role of Chief Executive Officer. Parent Board desires to engage the services of the Executive in the role of Chief Executive Officer of Sensata Technologies, and the Executive wishes to provide such services.
Concurrently with the entrance into this Agreement, the Executive has entered into an Employment Agreement with Sensata Technologies, Inc., a Delaware corporation (“Sensata”), that shall become effective once the Executive, who is a German resident and currently residing in Germany, has relocated to and commenced active employment in the United States, which shall be no later than six months following the date on which Executive meets the requirements imposed by United States immigration laws for admission to the United States and possesses the requisite work authorization to work for Sensata Technologies in the United States (the “Transition Date”), which is attached hereto as Annex A (the “US Employment Contract”);
Therefore, it is intended that the Company and the Executive shall enter into this Agreement for the period until the Transition Date. Against this background, the Parties conclude the following Agreement.
1.    Position, Duties, Fixed-Term Agreement, Place of Work
1.1    The Executive shall be engaged as Chief Executive Officer. In the Executive’s capacity as Chief Executive Officer, the Executive shall have the duties, authority and responsibility customary for such position and such other duties as shall be specified and designated from time to time in

[[6572210]]

accordance with the directives of the Parent Board and the Sensata Board. The Executive shall render to Parent and its subsidiaries administrative, financial and other executive and managerial services that are consistent with the Executive’s position as the Parent Board may from time to time direct. The Executive shall perform the duties assigned to the Executive hereunder faithfully, diligently and to the best of the Executive’s abilities and subject to such laws, rules, regulations and policies from time to time applicable to senior executive employees of the Company, Parent and Parent subsidiaries. Executive agrees to refrain from engaging in any activity that does or would reasonably be expected to conflict with the best interests of the Company, Parent or Sensata without the prior written consent of the Parent Board; provided, however, that Executive may (i) serve on corporate, civic or charitable boards or committees with the prior approval of the Parent Board and (ii) deliver lectures, fulfill speaking engagements and manage personal investments that do not give rise to a conflict of interest through Executive’s investment in direct competitors of the Company or Sensata, in each case, provided that such activities do not individually or in the aggregate materially interfere with the performance of his duties under this Agreement.
1.2    This Agreement shall commence on 1 January 2025 (the “Effective Date”) and shall be limited in time (befristet) until the Transition Date, but no longer than 31 December 2025 (the “Initial Term”) and shall terminate at such date without a dismissal being necessary. Notwithstanding the foregoing, prior to the expiration of the Initial Term prior to the Transition Date, the Parties shall cooperate in good faith to extend the fixed term of this Agreement on the same terms and conditions provided herein for an additional twelve month term, to the extent necessary, in line with the Act on Part-Time Work and Fixed-Term Employment Contracts (Teilzeit- und Befristungsgesetz - TzBfG) (the “Prolonged Term”).
1.3    The Parties agree that the Executive shall perform his work under this Agreement on a mobile basis and from his home. The Executive is obliged to ensure that his working place is in compliance with the applicable organizational and statutory requirements. The Company shall provide the Executive, for sole business use with a standard laptop, installed with the standard licensed software and a mobile phone. The Executive shall take note of and comply with the statutory and internal data protection provisions. The Executive shall protect any and all data, information, passwords, etc. from being viewed or accessed by third parties. Third parties also include persons who belong to the Executive’s household.
1.4    The Executive shall be required to travel as necessary to perform Executive’s role as Chief Executive Officer, in particular, travel to the United States.

[[6572210]]

2.    Termination and Term of Agreement
2.1    During the fixed term of this Agreement, either Party may terminate this Agreement subject to the statutory notice period (section 622 German Civil Code).
2.2    The right to terminate this Agreement for good cause (section 626 German Civil Code) remains unaffected.
2.3    Upon termination of this Agreement – by either Party – the Company shall be entitled to release the Executive from his work duties subject to continued payment of the remuneration. Upon such release, any entitlement to vacation shall be deemed to have been taken during the period of release. The Executive must allow the value of the money that he saves as a result of not working or that he receives in return for services rendered for other parties to be credited against his continued remuneration following the crediting of any remaining vacation entitlement.
3.    Severance Upon Termination Without Cause or Resignation by Executive for Good Reason
In the event that this Agreement:
(i) terminates due to a valid notice of termination by the Company without Cause (as defined in the US Employment Contract) or due to a valid resignation by Executive for Good Reason (as defined in the US Employment Contract), in each case, prior to the Transition Date, or
(ii) is not extended for the Prolonged Term because of the Company’s failure to offer an extension for the Prolonged Term on the same terms and conditions and Executive has not acted in such a way that constitutes Cause (as defined in the US Employment Contract), or
(iii) expires at the end of the Prolonged Term because the Executive (x) was not granted a visa required under United States immigration laws for admission to the United States or (y) does not possess the requisite work authorization to work for Sensata in the United States, and the Company or any company affiliated with the Company does not offer, on the same terms and conditions, to continue the Executive’s employment in Germany (which, for the purposes of this Section 3 only, shall be deemed to be a termination without Cause (as defined in the US Employment Contract)).
Executive shall be entitled to receive, subject to Executive’s (a) execution and delivery of a separation agreement with a general release of claims (the “General Release”) that becomes irrevocable in accordance with its terms no later than 60 days following the date of termination and (b) compliance with the restrictive covenants described in Section 6 of the US Employment Contract (which shall apply accordingly), the following severance payments (the “Severance”): an aggregate cash amount equal to the sum of (i) two years of Executive’s then-current gross Base

[[6572210]]

Salary (or his Base Salary in effect immediately prior to any reduction in Base Salary that constitutes Good Reason) including employers’ share of social contributions (Arbeitgeberanteil zur Sozialversicherung) and including any contributions according to Section 257 Book V German Social Code plus (ii) an amount equal to the sum of the actual gross Annual Bonuses paid to Executive for the two completed fiscal years immediately preceding the date of the termination of Executive’s employment; provided, however, that if Executive has not been employed for at least two entire fiscal years, the target gross Annual Bonus will be substituted for the actual Annual Bonus for any such fiscal year during which Executive was not employed during the entire fiscal year (the “Severance Amount”), payable in equal monthly installments over the 24-month period following the date of termination (the “Severance Period”) in accordance with the Company’s general payroll practices as in effect on the date of termination; provided, however, that no Severance Amount shall be paid until the first scheduled payment date following the date on which the General Release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination through such payment date if such deferral had not been required, with the remainder of the Severance Amount paid on the Company’s regular payroll schedule. For the avoidance of doubt, the German Release will not release claims pursuant to Section 3 of this Agreement or any accrued compensation and benefits pursuant to this Agreement or the UK Letter Agreement entered into between Executive and Sensata Technologies Holding plc as of the date hereof or any accrued but unpaid compensation earned prior to termination of employment.
4.    Working Hours
The Executive shall devote substantially all of Executive’s working capacity (excluding any periods of disability, vacation or sick leave to which Executive is entitled) to the interest of the Company and spend the working time necessary to fulfil his tasks. Executive shall be obliged to perform additional work and overtime up to the extent permissible by law.
5.    Remuneration
5.1    The Executive shall receive for his contractual activities a base salary of US$ 1,117,000 gross per annum (the “Base Salary”). The Base Salary shall be payable in twelve regular installments in EUR at the Foreign Exchange Rate applicable at the Effective Date and in accordance with the Company’s regular payroll practices and shall be subject to all applicable tax withholdings and deductions.

[[6572210]]

5.2    The Executive shall be eligible to earn an annual performance-based cash bonus with a target amount equal to 125% and a maximum amount equal to 200% of Base Salary then in effect (the “Annual Bonus”). The aggregate amount of any Annual Bonus actually payable to the Executive hereunder, if any, shall be determined based upon the achievement of corporate and individual performance goals, in each case, as may be established and approved from time to time by the competent Compensation Committee of Parent Board in its sole discretion. As a condition to payment to the Executive of any Annual Bonus that is otherwise earned, the Executive shall be required to remain employed by the Company through the date such Annual Bonus is actually paid.
5.3    Unless otherwise provided herein, if the Executive joins or leaves the Company during a calendar year, the remuneration provided herein shall be paid pro rata temporis.
5.4    All payments shall be made in non-cash form. The Executive shall open an account within ten days after the commencement of the employment relationship and notify the Company of the account number.
5.5    During Executive’s employment under this Agreement, Executive shall be eligible to participate in any and all benefit plans that the Company may have, establish or maintain in the United States from time to time in which senior executive employees of Parent and its subsidiaries are generally eligible to participate. Such participation shall be subject in all cases to any requirements, conditions or limitations of such plans as adopted or amended from time to time.
6.    Confidential Information
6.1    The Executive acknowledges that the continued success of Parent and its subsidiaries and affiliates depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or developed in the future shall be referred to in this Agreement as “Confidential Information”. Confidential Information shall be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (a) related to Parent’s or its subsidiaries’ or affiliates’ current or potential business and (b) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by the Executive during the course of the Executive’s employment with Parent and its subsidiaries or affiliates (including the Company) concerning the business and affairs of Parent and its subsidiaries and affiliates; information concerning acquisition opportunities in or reasonably related to the Parent’s or its subsidiaries’ or affiliates’ business or industry of which the Executive has become or becomes aware during the Executive’s employment; the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during the

[[6572210]]

Executive’s employment; and development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, the Executive agrees that during the Executive’s employment and thereafter the Executive shall not disclose to any unauthorized person or use for the Executive’s own personal account any of such Confidential Information without the Parent Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act; or (ii) is required to be disclosed pursuant to any applicable law or court order. The Executive agrees to deliver to the Company at the end of the term, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Parent or its subsidiaries or affiliates (including, without limitation, all Confidential Information) that the Executive may then possess or have under the Executive’s control.
6.2    The Executive hereby agrees that during the Executive’s employment and thereafter, the Executive shall not use or disclose any confidential information, including trade secrets, if any, of any former employers or any other person to whom the Executive has an obligation of confidentiality, and shall not bring onto the premises of Parent or its subsidiaries or affiliates any unpublished documents or any property belonging to any former employer, person or entity to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer, person or entity. The Executive shall use in the performance of the Executive’s duties only information that is (a) generally known and used by persons with training and experience comparable to the Executive’s and that is (i) common knowledge in the industry or (ii) is otherwise legally in the public domain; (b) otherwise provided or developed by Parent or its subsidiaries or affiliates; or (c) in the case of materials, property or information belonging to any former employer or other person or entity to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer, person or entity. If at any time during the Term, the Executive believes the Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations the Executive may have to former employers, the Executive shall immediately advise the Parent Board so that the Executive’s duties can be modified appropriately.
6.3    The Executive represents and warrants to the Parent and its subsidiaries that the Executive took nothing that belonged to any former employer when the Executive left the Executive’s position(s)

[[6572210]]

with such employer(s) that the Executive was not authorized to take and that the Executive has nothing that contains any confidential information that belongs to any former employer. If at any time the Executive discovers that this representation is incorrect, the Executive shall promptly return any such materials to the Executive’s former employer(s). The Company, Parent and its subsidiaries do not want any such materials, and the Executive shall not be permitted to use or refer to any such materials in the performance of the Executive’s duties hereunder.
6.4    The Executive understands that Parent and its subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on Parent’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term and thereafter, and without in any way limiting the provisions of this Section 6, the Executive shall hold Third-Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of Parent or its subsidiaries and affiliates who need to know such information in connection with the Executive’s work for Parent or such subsidiaries and affiliates) or use, except in connection with the Executive’s work for Company, Parent or its subsidiaries and affiliates, Third-Party Information unless expressly authorized by the Parent Board in writing.
7.    Intellectual Property, Inventions and Patents
The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to Parent’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by the Executive (whether alone or jointly with others) while employed by the Company, whether before or after the date of this Agreement, belong to Parent or any such subsidiary. At the Company’s expense, the Executive shall perform all actions reasonably requested by the Company, Sensata Board and/or the Parent Board (whether during or after the Executive’s employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
8.    Vacation
The Executive is entitled to paid annual leave of 30 working days. The leave shall be determined in agreement with the Company, taking into account the interests of the Company.

[[6572210]]

9.    Business Expenses
During the Executive’s employment, the Company shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses paid by the Executive during the Executive’s employment for travel, entertainment and other business expenses that are incurred in connection with the performance of the Executive’s services under this Agreement and are consistent with the Company’s and Parent and its subsidiaries’ policies in effect from time to time with respect to expense reimbursements. Reimbursement of the incurred costs and expenses are subject to the Company’s and Parent and its subsidiaries’ requirements with respect to reporting and documentation of such costs and expenses.
10.    Inability to work
10.1    In cases of inability to work due to illness, the statutory regulations (Entgeltfortzahlungsgesetz) apply.
10.2    The Executive shall be obliged to notify the Company without undue delay of any inability to work and its anticipated duration. The reasons for the inability to work must be given at request.
10.3    Upon termination of the inability to work, the Executive shall be obliged to notify the Company of the time of the resumption of work in due time, at the latest on the day before.
11.    Exclusionary Periods
11.1    All claims by either Party arising from this employment relationship shall be forfeited if they are not asserted against the other Party in text form within three months of their maturity.
11.2    Should the other Party reject the claim or not take a position on it within three weeks of the assertion of the claim, the claim shall be forfeited if it is not asserted in court within three months of the rejection or the expiration of the three-week period.
11.3    Section 11.1 shall also apply to claims associated with the employment relationship.
11.4    Sections 11.1 and 11.3 shall not apply
a)    for liability due to intent;
b)    for damage due to an injury to life, limb or health; as well as

[[6572210]]

c)    for claims of the Executive which, by operation of law, are not subject to this exclusionary period (e.g. under the German Posted Workers Act, the German Minimum Wage Act, the German Works Constitution Act or the German Collective Bargaining Agreements Act).
12.    Final Provisions
12.1    Any reference to a section is a reference to a section of this Agreement.
12.2    This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany and excluding any conflict-of-law rules.
12.3    Should any provision of this Agreement and/or its amendments or supplements be invalid, this shall not affect the validity of the remaining provisions of this Agreement. In the event of an invalid provision, the Parties shall be obliged to negotiate a valid and reasonable substitute provision which comes as close as possible to the economic purpose pursued by the Parties with the invalid provision.
13.    Handing over of Agreement
Two copies of this Agreement have been drawn up, with each Party having received one copy.
14.    Joint Liability of Parent
The Parent assumes joint liability for all financial obligations of the Company towards the Executive. This includes, but is not limited to, salary payments, bonuses, severance payments, and other financial claims that the Executive is entitled to under this Agreement and in connection with this Agreement.
[signature page follows]

[[6572210]]

Signatures

Sensata Technologies Germany GmbH:
Date:	November 22, 2024
__________________________
Name:	Barberia, Joseph James
Position:	Managing Director

Stephan von Schuckmann:
Date:	November 22, 2024
__________________________

with regard to Section 14 of this Agreement Sensata Technologies Holding plc:
Date:	November 22, 2024
__________________________
Name:	David Stott
Position:	General Counsel

[[6572210]]

ANNEX A
US Employment Contract
[Attached]

[[6572210]]